UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 20, 2022

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chris Smith Appointment
On July 21, 2022, NeoGenomics, Inc. (the “Company”) announced that Chris Smith, age 59, was appointed Chief Executive Officer and a member of the board of directors of the Company, effective August 15, 2022 (the “Effective Date”). Mr. Smith will join NeoGenomics after serving as CEO of Ortho Clinical Diagnostics from 2019 to May 2022. Prior to Ortho Clinical, Mr. Smith served in key executive leadership positions at Cochlear Limited. Mr. Smith initially joined Cochlear as President of Cochlear Americas in 2004, and served as CEO from 2015 to 2018. Before joining Cochlear, Mr. Smith served as CEO in residence at global private equity firm Warburg Pincus and as Global Group President at Gyrus Group Plc. Prior to that he served in a variety of leadership roles at Abbott, KCI, Prism and Cardinal Health. Mr. Smith has a Bachelor of Science degree from Texas A&M University.
In connection with his appointment as Chief Executive Officer, the Company and Mr. Smith entered into an Employment Agreement on July 20, 2022 (the “Employment Agreement”), which provides that Mr. Smith’s base salary will be $1,000,000 per year, subject to adjustment by the Board of Directors of the Company (the “Board”) or the Culture and Compensation Committee of the Board (the “Compensation Committee”), and a target annual incentive bonus of 100% of annual salary based on Mr. Smith’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee. In addition, Mr. Smith will be granted inducement awards with an aggregate target value of approximately $8,500,000, with approximately one-half of the inducement grant to be in the form of restricted stock and one-half in the form of stock options. Mr. Smith will also be eligible for relocation benefits of up to $400,000 (plus any additional amount approved by the Compensation Committee).
If Mr. Smith’s employment is terminated without cause or if Mr. Smith terminates his employment for good reason (each, as defined in the Employment Agreement), other than any such termination occurring in connection with a change in control of the Company, subject to his execution of a release agreement in favor of the Company, the Company agrees to provide to Mr. Smith as severance: (i) an amount equal to one times his base salary, (ii) an amount equal to one times his target bonus, (iii) if Mr. Smith timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 12 months following the date of Mr. Smith’s termination and (iv) accelerated vesting for time-based equity awards that would have vested within 12 months of the termination date. If Mr. Smith’s employment is terminated under these circumstances during the twenty-four month period that follows, or the three-month period that precedes, a change in control (as defined in the Employment Agreement), in lieu of the severance described above, subject to his execution of a release agreement in favor of the Company, the Company agrees to provide to Mr. Smith as severance: (i) an amount equal to three times his base salary, (ii) an amount equal to one times his target bonus, (iii) if Mr. Smith timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 12 months following the date of Mr. Smith’s termination and (iv) accelerated vesting of all time-based equity awards.
The foregoing is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text and terms of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
Mr. Smith does not have any family relationships with any of the Company’s other officers or directors.
In connection with Mr. Smith’s appointment, Lynn Tetrault, Esq. will step down as Interim Chief Executive Officer of the Company and will resume the position of independent Chair of the Board effective August 15, 2022.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	10.1	Employment Agreement, executed July 20, 2022, by and between NeoGenomics, Inc. and Christopher Smith.
	99.1	Press Release of NeoGenomics, Inc. dated July 21, 2022.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ William B. Bonello
Name:	William B. Bonello
Title:	Chief Financial Officer
Date:	July 21, 2022